                                                                      Exhibit 99

                            TRW Inc. and Subsidiaries
                        Computation of Ratio of Earnings
                          to Fixed Charges - Unaudited

                         (In millions except ratio data)


                             Six Months                                 Years Ended December 31
                                ended       ---------------------------------------------------------------------------------
                            June 30, 1997        1996               1995            1994            1993           1992
                            -------------    ----------------    ------------    -----------     -----------    -------------
Earnings from continuing
  operations before income
  taxes                        $414.0           $302.2(A)           $625.5          $435.5          $289.2         $276.4

Unconsolidated affiliates        (1.0)             1.4                 1.3            (0.6)            0.7           (0.9)

Minority earnings                10.9             11.5                10.8             7.7             1.4             0.1

Fixed charges excluding
  capitalized interest           61.6            129.0               137.2           145.3           177.5           208.1
                                 ----            -----               -----           -----           -----           -----

Earnings                       $485.5           $444.1              $774.8          $587.9          $468.8          $483.7
                               ------           ------              ------          ------          ------          ------



Fixed Charges:
Interest expense                $37.4            $84.2               $94.7          $104.7          $137.4          $162.1

Capitalized interest              2.1              3.5                 5.1             6.6             7.9            12.7

Portion of rents representa-
  tive of interest factor        24.1             43.2                41.4            39.2            37.9           45.8

Interest expense of uncon-
  solidated affiliates            0.0              1.6                 1.1             1.4             2.2             0.2
                                  ---              ---                 ---             ---             ---             ---

Total fixed charges             $63.6           $132.5              $142.3          $151.9          $185.4          $220.8
                                -----            -----              ------          ------          ------          ------

Ratio of earnings to fixed        7.6x             3.4x                5.4x            3.9x            2.5x            2.2x
  charges                         ----             ----                ----            ----            ----            ----

(A) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses.